Thornburg Investment Trust 485BPOS

Exhibit 99(h)(7)

THIRD SUPPLEMENT TO THIRD RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

OF

THORNBURG INVESTMENT TRUST

In accordance with paragraphs 4 and 6 of the Third Restated Administrative Services Agreement made as of February 1, 2018 between Thornburg Investment Trust and Thornburg Investment Management, Inc., the Third Restated Administrative Services Agreement is made applicable to Class I Shares of Thornburg Emerging Markets Managed Account Fund and Class I Shares of Thornburg Municipal Managed Account Fund effective April 1, 2023.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt